Amendment to
National Research Corporation
Restricted Stock Incentive Plan
for Joseph W. Carmichael
Effective March 3, 2006

The Plan is hereby amended by deleting the prior Section 3.D in its entirety and replace it with the following new Section 3.D:

D.	For each quarter during 2006 that the Company meets or exceeds the Quarterly Net Operating Income Goal for 2006 set forth on Exhibit A, the Officer will receive an award of shares of Restricted Stock with a value of $50,000.

The Plan is hereby amended by inserting the following new Section 3.E:

E.	If the Company does not meet or exceed one or more Quarterly Net Operating Income Goal for 2006, then the Officer will be eligible to receive an award of shares of Restricted Stock with a fair market value equal to an amount calculated as follows:

i.	Target payout equal to $200,000.

ii.	Threshold: 85% performance = award value equal to 50% of target.

iii.	Between 85.1% and 100% performance = each 1 percentage point increase in performance results in a 3-1/3 percentage point increase in award. (ex. 88% of 2006 annual income goal = award of shares equal to 60 % of target)

iv.	Target: 100% of performance = award value equal to 100% of target.

v.	Between 100.1% and 130% performance and above = each 1 percentage point increase in performance results in a one percentage point increase in award. (to a maximum award of 130% of target)

vi.	The amount calculated in (i)-(v) above shall be reduced by the product of (i) $50,000 multiplied by (ii) the number of quarters during 2006 in which the Company did meet or exceed the relevant Quarterly Net Operating Income Goal for 2006 set forth in Exhibit A.